Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2011 FIRST QUARTER RESULTS AND UPDATES ITS 2011 BUSINESS OUTLOOK

MERIDIAN, Idaho (February 3, 2011) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its first quarter ended December 31, 2010.

Highlights:

▪
Total revenues were $366.2 million for the quarter, 55.1% higher than revenues for the same period in the prior fiscal year.  Of the 55.1% increase in total revenues, 28.6% was due to organic growth in the United States and 26.5% was related to our acquisition of Centaur Services Limited (“Centaur”), which was acquired on February 8, 2010.

▪	Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 8.5% for the quarter, compared to 9.5% for the same period in the prior fiscal year.
▪	Operating income was $17.5 million for the quarter, 37.7% higher than operating income for the same period in the prior fiscal year.
▪
Net income was $10.8 million for the quarter, 38.2% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $0.87 for the quarter, compared to $0.63 for the same period in the prior fiscal year.

▪
Internet sales to independent veterinary practices and producers in the United States grew by approximately 57% for the quarter compared to the same period in the prior fiscal year.  Our product sales from the internet as a percentage of sales in the United States improved to 34% for the quarter as compared to 32% for the same period in the prior fiscal year.

▪	In December, we moved our distribution center in Visalia, California to a larger facility with 81,000 square feet to accommodate our growth in that region.
▪
In January, we added our sixth veterinary pharmacy in Whitestown, Indiana to better serve our customers in the Midwest and we now have pharmacies in six of our twelve distribution centers.  During the quarter ended December 31, 2010, our revenues from our veterinary pharmacy programs increased over 60% to $33.0 million.

“MWI’s team delivered outstanding results during the quarter,” said Jim Cleary, President and Chief Executive Officer.  “Our organic growth in the U.S. was driven by our commitment to customer service in response to the bankruptcy and liquidation of a competitor, our product line expansion, the rapid adoption by veterinarians of our leading e-commerce platform, and the strong performance of both our existing and new sales representatives.”

Quarter ended December 31, 2010 compared to quarter ended December 31, 2009

Total revenues grew 55.1% to $366.2 million for the quarter ended December 31, 2010, compared to $236.1 million for the quarter ended December 31, 2009.  Of the 55.1% increase in total revenues, 28.6% was due to organic growth in the United States and 26.5% was related to our acquisition of Centaur.  Excluding the acquisition of Centaur, our revenues attributable to existing customers represented 51% of the growth in revenues during the quarter ended December 31, 2010.  Commissions grew 3.9% to $3.7 million for the quarter ended December 31, 2010, compared to $3.6 million for the quarter ended December 31, 2009.

Gross profit increased by 39.1% to $50.1 million for the quarter ended December 31, 2010, compared to $36.0 million for the quarter ended December 31, 2009.  Gross profit as a percentage of total revenues was 13.7% for the quarter ended December 31, 2010, compared to 15.3% for the quarter ended December 31, 2009.  Gross profit as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s gross profit as a percentage of total revenues is generally lower than MWI’s, which serves to reduce the overall gross margin of the consolidated Company when compared to our results for the same period in the prior year.  Additionally, our gross margin decreased for the quarter ended December 31, 2010 due to a shift in product mix compared to the same period in the prior year.  Vendor rebates for the quarter ended December 31, 2010 increased by $2.3 million compared to the quarter ended December 31, 2009.  This increase was primarily due to our organic revenue growth described above.

Operating income increased 37.7% to $17.5 million for the quarter ended December 31, 2010, compared to $12.7 million for the quarter ended December 31, 2009.  SG&A expenses increased 38.5% to $31.0 million for the quarter ended December 31, 2010, compared to $22.4 million for the quarter ended December 31, 2009.  SG&A expenses as a percentage of total revenues were 8.5% for the quarter ended December 31, 2010, compared to 9.5% for the quarter ended December 31, 2009.  SG&A expenses as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s SG&A expenses as a percentage of total revenues are generally lower than MWI’s, which serves to reduce the overall SG&A expenses as a percentage of total revenues when compared to our results for the same period in the prior year.  Additionally, we had improvement in our SG&A expenses as a percentage of revenues due to our organic revenue growth.

Net income increased 38.2% to $10.8 million for the quarter ended December 31, 2010, compared to $7.8 million for the quarter ended December 31, 2009.  Diluted earnings per share were $0.87 and $0.63 for the quarters ended December 31, 2010 and 2009, respectively, an increase of 38.1%.

Our cash balance as of December 31, 2010 was $853,000 and we had $22.2 million outstanding on our credit facilities. The increase in the outstanding balance on our credit facilities of $12.1 from September 30, 2010 resulted primarily from the use of our credit facility to fund working capital due to our revenue growth, and also the purchase of an office building that will be used for our headquarters in Boise, Idaho.  Accounts payable decreased 13.3% as strategic inventory purchases were made during the quarter ended September 30, 2010 to support our organic growth, and payments for those purchases were made during the quarter ended December 31, 2010.  Receivables decreased 2.1% as receivables with extended payment terms from the quarter ended September 30, 2010 were collected during the quarter ended December 31, 2010.  Inventories increased 1.7% to support the continued organic growth of 28.6% during the quarter ended December 31, 2010.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2011, revenues will be from $1.45 billion to $1.50 billion, which represents growth of 18% to 22% compared to revenues in fiscal year 2010.  The Company estimates that diluted earnings per share will be from $3.14 to $3.22 per share, which represents growth of 16% to 19% compared to diluted earnings per share in fiscal year 2010.  The Company’s previous guidance for the fiscal year ending September 30, 2011 was revenues from $1.41 billion to $1.46 billion and diluted earnings per share of $3.02 to $3.10.  These estimates are based on the Company’s current calendar-year and quarterly vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on February 3, 2011 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2011 business outlook.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through February 17, 2011 by calling (800) 642-1687 for calls within the United States or (706) 645-9291 for international calls using the passcode 38606347.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products to veterinarians across the United States of America and United Kingdom. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; risks associated with our international operations; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Quarter Ended December 31,
Statements of Income	2010	2009
Revenues	$366,174	$236,111
Cost of product sales	316,102	200,102
Gross profit	50,072	36,009
Selling, general and administrative expenses	31,047	22,421
Depreciation and amortization	1,489	855
Operating income	17,536	12,733
Interest expense	(182)	(40)
Other income	208	164
Income before taxes	17,562	12,857
Income tax expense	(6,734)	(5,023)
Net income	$10,828	$7,834

Net income per share - diluted	$0.87	$0.63
Weighted average common shares outstanding - diluted	12,483	12,356

	December 31,	September 30,
Condensed Consolidated Balance Sheets	2010	2010
Assets
Cash	$853	$911
Receivables, net	185,370	189,428
Inventories	178,247	175,292
Prepaid expenses and other current assets	4,963	8,729
Deferred income taxes	1,697	1,556
Total current assets	371,130	375,916
Property and equipment, net	21,119	15,238
Goodwill	47,125	47,330
Intangibles, net	25,938	26,710
Other assets, net	2,718	2,738
Total Assets	$468,030	$467,932
Liabilities
Line-of-credit	$22,225	$10,140
Accounts payable	159,201	183,604
Accrued expenses	16,837	15,118
Current portion of long-term debt and capital lease obligations	2,935	3,631
Total current liabilities	201,198	212,493
Deferred income taxes	5,645	5,310
Long-term debt and capital lease obligations	702	953
Other long-term liabilities	2,337	2,389
Stockholders' Equity	258,148	246,787
Total Liabilities and Stockholders' Equity	$468,030	$467,932